Exhibit (h)(xxxiv)

AMENDMENT NO. 1 TO THE

FUND OF FUNDS INVESTMENT AGREEMENT

This Amendment No. 1 to the Fund of Funds Investment Agreement (the “Agreement”), dated as of January 19, 2022, between AltShares Trust, on behalf of its series listed on Schedule A, severally and not jointly (each, the “Acquiring Fund”), and The Select Sector SPDR Trust, on behalf of each of its series listed on Schedule B, severally and not jointly (each, the “Acquired Fund” and together with the Acquiring Funds, the “Funds”), is effective as of February 27, 2026.

WHEREAS, the address of the Acquiring Funds has changed.

NOW THEREFORE, the Funds hereby agree to amend the Agreement as follows:

1. Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

4.    Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Jonathon Hickey	State Street Investment Management
Senior Managing Partner and	One Congress Street
Chief Operating Officer	Boston, MA 02114
c/o Water Island Capital, LLC	Attn: Global Funds Management
104 Fifth Avenue, 9th Floor	Email: NewFoFRule@SSGA.com
New York, NY 10011
Email: operations@wicfunds.com

With a copy to:	With a copy to:

Philip Channen	State Street Investment Management
Chief Compliance Officer	One Congress Street
c/o Water Island Capital, LLC	Boston, MA 02114
104 Fifth Avenue, 9th Floor	Attn: Legal Department
New York, NY 10011	Email: NewFoFRule@SSGA.com
Email: compliance@wicfunds.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

THE SELECT SECTOR SPDR TRUST

(each on behalf of its series listed on Schedule B, severally and not jointly)

By:	/s/ Ann M. Carpenter
Name:	Ann M. Carpenter
Title:	President

ALTSHARES TRUST

(each on behalf of its series listed on Schedule A, severally and not jointly)

By:	/s/ Jonathon Hickey
Name:	Jonathon Hickey
Title:	Chief Financial Officer

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